Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

General Electric Capital Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-3 of General Electric Capital Corporation (GECC) dated November 21, 2014 (the “Registration Statement”) of our report dated February 27, 2014, with respect to the statement of financial position of GECC and consolidated affiliates as of December 31, 2013 and 2012, and the related statements of earnings, comprehensive income, changes in shareowner’s equity and cash flows for each of the years in the three-year period ended December 31, 2013 and the related schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the Company’s Form 10-K filed February 27, 2014, for the year ended December 31, 2013.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP
Stamford, Connecticut

U.S.A.

November 21, 2014